Exhibit 99.2

LUMINEX CORPORATION AND NANOSPHERE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENTS OF OPERATIONS
(in thousands, except per share data)

The following unaudited pro forma condensed combined financial information and related notes have been prepared to illustrate the effect of the following items: (i) Luminex Corporation's (Luminex, the Company, we, our or us) acquisition of Nanosphere, Inc. (Nanosphere) (the Acquisition) (ii) and the retirement of $25 million of Nanosphere's indebtedness, as well as the assumptions, reclassification and adjustments described in the accompanying notes.

The following unaudited pro forma condensed combined statements of operations give effect to the Acquisition under the acquisition method of accounting in accordance with U.S. generally accepted accounting principles (U.S. GAAP), with Luminex treated as the legal and accounting acquirer. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) have a continuing impact on the combined results of Luminex and Nanosphere. The Acquisition was reflected in Luminex's June 30, 2016 10-Q; therefore a pro forma balance sheet is not required. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and the three months ended March 31, 2016 are based on the historical results of operations of Luminex and Nanosphere, giving effect to the Acquisition as if it occurred on January 1, 2015.

The unaudited pro forma condensed combined statements of operations do not reflect future events that may occur after the Acquisition, including, but not limited to, the anticipated realization of ongoing savings from operating synergies; and certain one-time charges Luminex expects to incur in connection with the Acquisition, including, but not limited to, costs in connection with integrating the operations of Luminex and Nanosphere and with retiring Nanosphere's debt.

These unaudited pro forma condensed combined statements of operations are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Acquisition been completed for the periods presented, or which may be realized in the future. To produce the pro forma financial information, Luminex adjusted Nanosphere’s assets and liabilities to their estimated fair values. Luminex has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Nanosphere assets to be acquired and the liabilities to be assumed and the related allocation of purchase price. Accordingly, the accompanying unaudited pro forma purchase price allocation is preliminary and is subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary purchase price allocation was based on Luminex’s historical experience, data that was available through the public domain and Luminex’s due diligence review of Nanosphere’s business. Valuation work is in process and any increases or decreases in the fair value of relevant statement of financial position amounts will result in adjustments to the statement of financial position and/or statements of operations until the purchase price allocation is finalized. There can be no assurance that such finalization will not result in material changes from the preliminary purchase price allocation included in the accompanying unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined statements of operations are based on, and should be read in conjunction with, the:

•	Accompanying notes to the unaudited pro forma condensed combined statements of operations;

•	Separate historical consolidated financial statements and accompanying notes of Luminex included in our Annual Report on Form 10-K for the year ended December 31, 2015;

•
Separate historical consolidated financial statements and accompanying notes of Luminex included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2016 and the three and six months ended June 30, 2016;

•	Separate historical financial statements and accompanying notes of Nanosphere as of and for the year ended December 31, 2015 filed as Exhibit 99.2 to this Current Report on Form 8-K/A;

•	Separate historical condensed financial statements and accompanying notes of Nanosphere as of and for the three months ended March 31, 2016 filed as Exhibit 99.2 to this Current Report on Form 8-K/A.

LUMINEX CORPORATION AND NANOSPHERE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(in thousands, except per share amounts)
	Historical
	Luminex Corporation	Nanosphere, Inc.	Reclassification	Pro Forma Adjustments		Pro Forma Condensed Consolidated
Revenue	$237,708	$21,072		$—		$258,780
Cost of revenue	69,001	12,351	4,367	—		85,719
Gross profit	168,707	8,721	(4,367)	—		173,061
Operating expenses:
Research and development	42,690	15,174	(4,169)	—		53,695
Selling, general and administrative	84,760	20,730	(198)	—		105,292
Amortization of acquired intangible assets	3,900	—		2,667	(a)	6,567
Restructuring costs	—	513		—		513
Total operating expenses	131,350	36,417	(4,367)	2,667		166,067
Income from operations	37,357	(27,696)	—	(2,667)		6,994
Interest expense on long-term debt	—	(2,899)		2,899	(b)	—
Other income (expense), net	987	4		(88)	(c)	903
Settlement of litigation, net	(5,300)	—		—		(5,300)
Income before income taxes	33,044	(30,591)	—	144		2,597
Income tax benefit	3,817	—		11,418	(d)	15,235
Net income	$36,861	$(30,591)	$—	$11,562		$17,832

Net income per share, basic	$0.88					$0.42
Shares used in computing net income per share, basic	42,091					42,091
Net income per share, diluted	$0.86					$0.42
Shares used in computing net income per share, diluted	42,637					42,637

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

LUMINEX CORPORATION AND NANOSPHERE, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2016
(in thousands, except per share amounts)
	Historical
	Luminex Corporation	Nanosphere, Inc.	Reclassification	Pro Forma Adjustments		Pro Forma Condensed Consolidated
Revenue	$62,981	$6,589		$—		$69,570
Cost of revenue	18,175	3,540	1,204	—		22,919
Gross profit	44,806	3,049	(1,204)	—		46,651
Operating expenses:
Research and development	11,019	3,744	(1,155)	—		13,608
Selling, general and administrative	20,359	4,911	(49)	(33)	(e)	25,188
Amortization of acquired intangible assets	1,627	—		667	(f)	2,294
Restructuring costs	—	—		—		—
Total operating expenses	33,005	8,655	(1,204)	634		41,090
Income from operations	11,801	(5,606)	—	(634)		5,561
Interest expense on long-term debt	—	(971)		971	(g)	—
Other income (expense), net	21	9		(22)	(h)	8
Income before income taxes	11,822	(6,568)	—	315		5,569
Income tax benefit (expense)	(3,052)	—		2,345	(i)	(707)
Net income	$8,770	$(6,568)	$—	$2,660		$4,862

Net income per share, basic	$0.21					$0.11
Shares used in computing net income per share, basic	42,346					42,346
Net income per share, diluted	$0.21					$0.11
Shares used in computing net income per share, diluted	42,443					42,443

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

LUMINEX CORPORATION AND NANOSPHERE, INC.
NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2015 AND THE THREE MONTHS ENDED MARCH 31, 2016
(in thousands except share and per share amounts)

1. Description of Transaction

On June 30, 2016, Luminex completed the Acquisition of Nanosphere, which was a publicly-held molecular diagnostic company that was founded in 1999 and based in Northbrook, Illinois. On May 15, 2016, the Company, Nanosphere and Commodore Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (Purchaser) entered into an Agreement and Plan of Merger (as amended, the Merger Agreement). In accordance with the terms of the Merger Agreement, on June 2, 2016, Purchaser commenced a cash tender offer (the Tender Offer) for all of the outstanding shares of Nanosphere’s common stock, par value $0.01 per share (the Shares), for $1.70 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and conditions set forth in the Offer to Purchase dated June 2, 2016, as amended or supplemented from time to time, and in the related Letter of Transmittal. The Tender Offer expired at 12:00 midnight Eastern Daylight Time, at the end of June 29, 2016, and was not extended.  Upon the completion of the Tender Offer, the Company, through Purchaser, paid $1.70 for each Share validly tendered and not withdrawn. Following the consummation of the Tender Offer, the Company completed the Acquisition by consummating the merger of Purchaser with and into Nanosphere, pursuant to which, any Shares not purchased in the Tender Offer were automatically converted into the right to receive $1.70 per Share. The aggregate consideration paid to Nanosphere stockholders required to acquire all outstanding Shares pursuant to the Tender Offer and the merger was approximately $88.5 million, which was funded from cash on hand. Pursuant to the terms of the Merger Agreement, Nanosphere agreed to cancel all outstanding and exercisable Nanosphere stock options and replace each such stock option with the right to receive a cash payment equal to the number of shares subject to such option multiplied by the difference between $1.70 and the exercise price of the options. Nanosphere also agreed to cancel all of its outstanding restricted stock and convert such restricted stock into the right to receive a cash payment equal to the number of shares of restricted stock multiplied by $1.70.  The Company paid $1.4 million in consideration of the cancelled Nanosphere options and restricted stock.  Additionally, for each Nanosphere warrant holder, the Company agreed to issue replacement warrants that are exercisable for an amount in cash equal to the product of the number of shares of stock represented by the replacement warrant and the difference between $1.70 and the per share price of the replacement warrant.  The Company purchased 1.5 million Nanosphere warrants outstanding for an additional $2.5 million in consideration to the Nanosphere warrant holders.

Immediately subsequent to the acquisition, on June 30, 2016, the Company retired approximately $25.4 million of Nanosphere's debt, including approximately $391,000 of accrued interest, by using the Company's existing cash reserves, including $25.6 million of cash acquired in the Acquisition. As part of this debt retirement, we incurred $1.5 million of related fees which have been expensed as part of the Company's second quarter 2016 results.

The Acquisition is reflected in the unaudited pro forma condensed combined statements of operations as being accounted for under the acquisition method in accordance with U.S. GAAP and uses the fair value guidance under U.S. GAAP. The total fair value of consideration transferred of $92.5 million will be assigned to the fair value of acquired assets and liabilities and is based on preliminary estimates and is subject to change. These estimates are based on key assumptions related to the Acquisition, including Luminex’s historical experience, data that was available through the public domain and Luminex’s due diligence review of Nanosphere’s business. Due to the fact that the unaudited pro forma condensed combined statements of operations has been prepared based on preliminary estimates, the final amounts recorded for the Acquisition may differ materially from the information presented herein. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. In addition, the final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on the fair market value of actual net tangible and intangible assets and liabilities of Nanosphere at the closing date of the Acquisition. Under U.S. GAAP, acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. For the periods presented, neither Luminex nor Nanosphere had yet incurred material transaction costs related to the Acquisition. The unaudited pro forma condensed combined statements of operations were prepared in accordance with U.S. GAAP and pursuant to Article 11 of the U.S. Securities and Exchange Commission Regulation S-X, and present the pro forma results of operations of the consolidated companies based upon the historical information after giving effect to the Acquisition and adjustments described in these footnotes.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2015 and three months ended March 31, 2016 combine the historical results of operations of Luminex and Nanosphere giving effect to the Acquisition as if it had occurred on January 1, 2015. The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings that Luminex expects to achieve as a result of the Acquisition or the costs necessary to achieve these costs savings or synergies.

2. Basis of Presentation, Accounting Policies and Reclassifications

The unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto, of Luminex as filed by Luminex in its Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2016 and of Nanosphere, as included in Exhibit 99.1 to this Current Report on Form 8-K/A. The unaudited pro forma condensed combined statements of operations include certain income statement reclassifications from the historical Nanosphere financial statements included in Exhibit 99.1 to conform to Luminex’s policies and financial statement presentation; these reclassifications are reflected in the column “Reclassifications.” The reclassification adjustments on the statements of operations pertain to the reclassification of certain corporate overhead costs and functions from selling, general and administrative and research and development to cost of sales.

The unaudited pro forma condensed combined statements of operations are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have been achieved had the Acquisition been completed as of the dates indicated above or the actual results that may be attained in the future. Luminex and Nanosphere had the same fiscal year end. The unaudited pro forma condensed combined financial information does not reflect the potential realization of any operating efficiencies and/or cost savings or other costs relating to the integration of the two companies, nor does it include any other item not expected to have a continuing impact on the combined results of the companies.

Our acquisition of Nanosphere has been accounted for under the acquisition method of accounting in accordance with U.S. GAAP and uses the fair value guidance under U.S. GAAP. The acquisition method of accounting requires, among other things, that most assets acquired and liabilities assumed in an acquisition be recognized at their fair values of the acquisition date and requires the application of fair value guidance. The fair value guidance requires that the fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available. Acquisition related transaction costs are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred. The total fair value of consideration transferred of $92.5 million will be assigned to the fair value of acquired assets and liabilities and is based on preliminary estimates and is subject to change. The acquisition accounting is dependent upon certain valuations that are currently in progress. Accordingly, the pro forma adjustments included in this document are preliminary, have been made solely for the purpose of providing unaudited pro forma financial information and may be revised as additional information becomes available or as additional analyses are performed. The Company is in the process of obtaining third-party valuations of certain intangible assets and finalizing the calculations of the deferred tax assets and liabilities related to Nanosphere; thus the provisional measurement of net tangible assets assumed, intangible assets and goodwill are subject to change.  We will recognize adjustments to provisional amounts that are identified during the measurement period with a corresponding adjustment to goodwill in the reporting period in which the adjustment amounts are determined. The effect on earnings from changes in depreciation, amortization or other income effects, if any, as a result of the change to the provisional amounts will be recorded in the same period's financial statements, calculated as if the accounting had been completed at the acquisition date. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed combined statements of operations and Luminex's future results of operations and financial position.

Luminex performed certain procedures for the purpose of identifying any material differences in significant accounting policies between Luminex and Nanosphere, and any accounting adjustments that would be required in connection with adopting uniform policies. Procedures performed by Luminex involved a review of Nanosphere’s publicly disclosed summary of significant accounting policies, including those disclosed in Nanosphere’s Annual Report on Form 10-K for the year ended December 31, 2015 and discussion with Nanosphere management regarding Nanosphere’s significant accounting policies to identify material adjustments. There are no material differences in the accounting policies between Nanosphere and Luminex that have resulted in material adjustments to Luminex’s consolidated financial statements as a result of conforming Nanosphere’s accounting policies to those of Luminex.

3. Preliminary Consideration Transferred and Preliminary Purchase Price Allocation (in Thousands)

The following table summarizes the preliminary estimated fair values of Nanosphere’s assets acquired and liabilities assumed as if the Acquisition occurred on March 31, 2016:

Net tangible assets as of March 31, 2016	$36,956
Intangible assets subject to amortization	34,000
Long-term debt and accrued interest	(25,664)
Deferred tax assets, net of deferred tax liabilities	10,631
Goodwill	36,548
Total purchase price	$92,471

The pro forma preliminary estimate of the fair value of acquired assets and liabilities is based on preliminary estimates. The estimated fair values are for illustrative purposes only and these amounts are not intended to represent or be indicative of the estimated fair values that would have been reported to give effect to the Acquisition as if it had occurred as of the pro forma balance sheet date. In addition, the pro forma preliminary estimate of the fair value of acquired assets and liabilities has been prepared on a preliminary basis and is subject to change as additional information becomes available concerning the fair value and tax basis of the acquired assets and liabilities assumed. The deferred tax assets, net of deferred tax liabilities of $10,631, are primarily related to federal net operating loss (NOL) carryforwards of Nanosphere offset by the temporary difference associated with acquired intangibles and in-process research and development (IPR&D). The deferred tax assets and liability amounts are preliminary and do not reflect any potential changes in the structure of the combined company after the Acquisition. Accordingly, we expect that this amount is subject to change based on activities subsequent to the Acquisition. The difference between the purchase price and the fair value of assets acquired and liabilities assumed of $36,548 was recorded as goodwill. None of this goodwill is expected to be deductible for tax purposes. Of the identifiable assets acquired, $34,000 relates to the intangible assets. The fair value of the acquired intangible assets was based upon valuations that are currently in progress. Upon completion of the fair value assessment, it is anticipated that the final purchase price allocation will differ from the preliminary assessment outlined above. Any changes to the preliminary estimates of the fair value of the assets acquired and liabilities assumed will be recorded as adjustments to their assets and liabilities and residual amounts will be allocated to goodwill.

4. Pro Forma Adjustments

The pro forma adjustments reflected in the unaudited pro forma condensed combined statements of operations represent estimated values and amounts based on available information and do not reflect cost savings had the Acquisition been completed as of the dates indicated above. The unaudited pro forma condensed combined statements of operations reflects the Acquisition using the acquisition method as of January 1, 2015.
Pro forma adjustments to the statement of operations for the year ended December 31, 2015 (amounts in thousands):

(a)
Adjustment reflects the amortization expense for the estimated fair value of identifiable intangible assets acquired from Nanosphere, estimated to be $24,000, which is expected to be amortized on a straight-line basis over an estimated useful life of nine years. In addition, an estimated $10,000 related to the IPR&D will be an indefinite-lived intangible asset and will not be subject to amortization until completion.

(b)	Elimination of interest and amortization of debt discount incurred on outstanding Nanosphere debt, which was paid in full at closing.
(c)
Adjustment to reflect the pro forma reduction in Luminex's interest income related to the assumed use of cash, cash equivalents and short-term investments to fund the Acquisition, at an estimated annual yield of approximately 0.09%.

(d)
Adjustment reflects the estimated tax benefit as a result of the assumed reduction of taxable income resulting primarily from Nanosphere's operating losses, as well as the pro forma adjustments made to the statement of operations. The tax effect was calculated at a combined federal and state statutory tax rate of 37.5% for 2015. This does not reflect Luminex's effective tax rate, which includes other tax items, such as foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

Pro forma adjustments to the statement of operations for the three months ended March 31, 2016 (amounts in thousands):

(e)
Adjustment to eliminate Acquisition related costs of $33 included in the historical financial statement which are directly attributable to the Acquisition but which are not expected to have a continuing impact on the results of the combined entities.

(f)
Adjustment reflects the amortization expense for the estimated fair value of identifiable intangible assets acquired from Nanosphere, estimated to be $24,000, which is expected to be amortized on a straight-line basis over an estimated useful life of nine years. In addition, an estimated $10,000 related to the IPR&D will be an indefinite-lived intangible asset and will not be subject to amortization until completion.

(g)	Elimination of interest and amortization of debt discount incurred on outstanding Nanosphere debt, which was paid in full at closing.
(h)
Adjustment to reflect the pro forma reduction in Luminex's interest income related to the assumed use of cash, cash equivalents and short-term investments to fund the Acquisition, at an estimated annual yield of approximately 0.10%.

(i)
Adjustment reflects the estimated tax benefit as a result of the assumed reduction of taxable income resulting primarily from Nanosphere's operating losses, as well as the pro forma adjustments made to the statement of operations. The tax effect was calculated at a combined federal and state statutory tax rate of 37.5% for the three months ended March 31, 2016. This does not reflect Luminex's effective tax rate, which includes other tax items, such as foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.